Exhibit 99.1

Adept Technology, Inc. Reports Second Quarter Fiscal 2008 Results

Net Income Increases 400% from Prior Quarter to $1.5 Million on Record Bookings

LIVERMORE, Calif.--(BUSINESS WIRE)--Adept Technology, Inc. (NASDAQ:ADEP) a leading provider of vision guided robotics today announced financial results for its fiscal 2008 second quarter, ended December 29, 2007.

Revenues for the second quarter of fiscal 2008 increased 30% to $14.4 million, compared to $11.1 million for the same period last year, and up 5% from $13.7 million in the previous quarter. Net income increased 400% sequentially from the first quarter of 2008 to $1.5 million, or $0.18 per share for the second quarter of fiscal 2008, versus a net loss of $2.6 million, or $0.34 per share, for the second quarter of fiscal 2007.

Gross margin was 50.4% of revenue in the second fiscal quarter of 2008, compared with 35.1% of revenue in the second fiscal quarter of 2007 and 53.5% in the first quarter of fiscal 2008. Gross margin in the second quarter of 2008 was positively affected by record European revenues including sales of Quattro, incremental software licensing revenue, and lower product manufacturing costs as a result of the Company’s ongoing cost reduction activities. These factors were offset by lower margin product mix and an increase to warranty reserves.

Operating expenses decreased 9% in the second quarter of 2008 to $6.0 million, compared with operating expenses of $6.6 million in the same quarter of fiscal 2007. Operating income was $1.3 million in the second quarter of fiscal 2008, compared with an operating loss of $2.7 million in the second quarter of fiscal 2007.

Adjusted EBITDA was $2.1 million in the second quarter of fiscal 2008, compared with adjusted EBITDA of $(2.0) million in the second quarter of fiscal 2007 and adjusted EBITDA of $1.1 million in the first quarter of fiscal 2008. A discussion of this non-GAAP measure and reconciliation of this measure to the applicable GAAP measure is included below.

Adept’s cash and short-term investment balance at December 29, 2007 was $12.4 million, an increase of 25% from $9.9 million at September 29, 2007.

“The strong results of the quarter and fiscal year to date clearly reflect success in our efforts to reduce expenses and leverage our financial model,” said Robert Bucher, chief executive officer of Adept Technology. “In addition, we continued to capitalize on the growing traction we are experiencing in our target vertical markets of Packaging, Life Sciences, Disk Drive and Semiconductor/Solar, enabling us to meet and in some cases exceed, certain key operational and financial objectives. We are seeing increased demand for our Cobra and Viper robots in Europe and improved vertical market demand in the United States. We recognized our first revenues from Quattro, which targets high-speed applications across our target verticals. And, significantly, we booked record orders of over 400 robots including 130 Quattro robots during the quarter.”

Highlights of the quarter include:

  80% year over year growth in Robotics segment revenues, including record sales from Europe;
  Packaging and Solar orders exceeded $7.5 million during the quarter;
  Expansion of Adept’s global distribution network to over 20 companies

Adept acquired Cerebellum on January 2, 2008 and Cerebellum operations will be included in the next fiscal quarter results.

Fiscal 2008 Outlook

Updating its previous guidance from its first quarter press release dated November 7, 2007, for fiscal 2008 as a whole, the Company expects revenues to increase to between $52.0 million and $57.0 million, which is growth of 5% to 15% from fiscal 2007 levels. The Company further expects to record net income of $1.8 million to $2.3 million and adjusted EBITDA of $3.7 million to $4.5 million, and to be cash flow positive. Given the strong results of its fiscal second quarter, the Company currently expects its financial performance for fiscal 2008 as a whole will be at the higher end of this updated guidance.

Conference Call and Simultaneous Webcast

Robert Bucher, Chief Executive Officer, John Dulchinos, President and Lisa Cummins, Vice President and Chief Financial Officer, will host an investor conference call today, February 7, 2008, at 5:00 P.M Eastern Time to review the Company’s financial and operating performance for the fiscal 2008 second quarter. The call can be accessed by dialing (877) 857-6161, and giving the pass code “4911957.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the site. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for five days following the call. Replay listeners should call 888-203-1112 and use CODE No. “4911957” to access a replay of the call.

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

About Non-GAAP financial measures

In addition to presenting net income in accordance with GAAP, we have determined that adjusted EBITDA, which we define as earnings before interest income, income taxes, depreciation and amortization, and stock-based compensation expense under SFAS No. 123(R), is a relevant measure of performance for our company as an approximate measure of operating cash flow, as it is a metric commonly used among technology companies and provides meaningful supplemental information regarding our operating performance. As a result, we believe it is a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies within the technology industry.

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. For more information on our adjusted EBITDA, please see the table captioned "Reconciliation of Adjusted EBITDA Calculation to GAAP Accounting" included below. While we believe that adjusted EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Stock-based compensation has been and will continue to be for the foreseeable future a recurring expense for our business and an important incentive component of executive and other employee compensation. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains certain forward-looking statements including statements regarding revenues, profitability, products, market opportunities and Adept’s growth based on its current products, strategy and market presence that involve a number of risks and uncertainties. The Company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, factors affecting our operating results including factors difficult to forecast; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; risks of acceptance of the Company's new or current products in the marketplace; the actual results of our restructuring activities, and potential impact of current restructuring efforts and acquisition activities; the financial and operating risks and regulatory requirements associated with international operations, sales and foreign suppliers; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; customers' ability to pay invoices in a timely manner; the risk that some customers may become insolvent; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's limited cash resources and significant fixed costs which are not easily reduced; the Company's outsourced manufacturing dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the Company's revenues; risks associated with product defects; potential delays associated with the development and introduction of new products or software releases; the Company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; the need to hire and retain qualified managerial personnel and to complete acquisitions to expand operations; risks of unfair termination claims by employees; risks associated with variations in gross margins; risks related to the Company's potential inability to strengthen its internal controls over financial reporting; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; and costs of being a public company as a result of legislation requiring greater general and administrative costs to be incurred.

For a discussion of risk factors relating to Adept’s business, see Adept's SEC filings, including the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2007 and quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2007, which include the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors contained therein.

ADEPT TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 29, 2007	June 30, 2007
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$11,729	$8,900
Short-term investments	650	1,962
Accounts receivable, less allowance for doubtful accounts of $566 at
December 29, 2007 and $506 at June 30, 2007	12,123	10,185
Inventories	9,702	9,806
Other current assets	923	598
Total current assets	35,127	31,451
Property and equipment, net	3,531	3,632
Other intangible assets, net	113	-
Other assets	137	152
Total assets	$38,908	$35,235

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	6,566	5,175
Accrued payroll and related expenses	1,263	1,708
Accrued warranty	1,210	1,207
Deferred revenue	62	33
Accrued restructuring charges	217	449
Other accrued liabilities	925	438
Total current liabilities	10,243	9,010

Long-term liabilities:
Accrued restructuring charges	524	637
Other long-term liabilities	129	184
Total liabilities	10,896	9,831

Total stockholders' equity	28,012	25,404
Total liabilities and stockholders' equity	$38,908	$35,235
ADEPT TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Revenues	$14,379	$11,086	$28,031	$23,829
Cost of revenues	7,129	7,192	13,478	14,011
Gross margin	7,250	3,894	14,553	9,818
Operating expenses:
Research, development and engineering	1,183	1,634	2,525	3,355
Selling, general and administrative	4,769	4,945	9,911	10,193
Restructuring	3	--	254	--
Amortization of other intangibles	19	--	38	33
Total operating expenses	5,974	6,579	12,728	13,581

Operating income (loss)	1,276	(2,685)	1,825	(3,763)

Interest income (expense), net	88	111	188	247
Foreign currency exchange gain (loss)	145	(41)	120	125

Income (loss) before income taxes	1,509	(2,615)	2,133	(3,391)
Provision for income taxes	48	--	379	9
Net income (loss)	$1,461	$(2,615)	$1,754	$(3,400)

Basic net income (loss) per share	$0.18	$(0.34)	$0.22	$(0.45)
Diluted net income (loss) per share	$0.18	$(0.34)	$0.22	$(0.45)

Basic number of shares used in
computing per share amounts:	7,958	7,627	7,939	7,616
Diluted number of shares used in
computing per share amounts:	8,063	7,627	7,999	7,616
ADEPT TECHNOLOGY, INC. Reconciliation of Adjusted EBITDA Calculation to GAAP Accounting (in thousands) (unaudited)

	Three Months ended December 29, 2007	Three Months ended September 29, 2007	Three Months ended December 30, 2006
Net income (loss)	$1,461	$293	$(2,615)
Interest income, net of interest expense	(88)	(100)	(111)
Taxes	48	331	--
Depreciation	407	381	377
Amortization of intangibles	19	19	--
Stock-based compensation	244	180	307

Adjusted EBITDA	$2,091	$1,104	$(2,042)
Reconciliation of Outlook Provided in Non-GAAP Measures (in thousands) (unaudited)

Year ending June 30, 2008
Net income	$1,800 - $2,300
Interest income, net of interest expense	(400) - (400)
Taxes	400 - 400
Depreciation	1,000 - 1,000
Amortization of intangibles	50 - 50
Stock-based compensation	850 - 1,150

Adjusted EBITDA	$3,700 - $4,500

CONTACT:
Adept Technology, Inc.
Lisa Cummins, 925-245-3400
Chief Financial Officer
investor.relations@adept.com